EXHIBIT 99.1

Prestige Brands Holdings, Inc. Reports Third Quarter & Nine Months Results

Irvington, NY, February 8, 2008—Prestige Brands Holdings, Inc. (NYSE-PBH), a consumer products company with a diversified portfolio of well-known brands in over-the-counter healthcare products, household products and personal care products, today announced results for the third fiscal quarter and nine months ended December 31, 2007.

Third Quarter Results
Revenues for the third quarter ended December 31, 2007 were $80.2 million, slightly ahead of last year’s comparable period revenues of $80.1 million, despite the negative effects of a weak cough/cold season and the industry-wide voluntary pediatric cough /cold product withdrawal in October which affected two Little Remedies® products.

Operating income of $22.9 million for the third fiscal quarter was $1.6 million or 7% below last year’s third quarter operating income of $24.5 million.  The decline in operating income was due to a gross profit decrease primarily due to unfavorable sales mix and an increase in advertising and promotional spending, partially offset by a decline in general and administrative expenses. A&P expenses were 7% higher than those of the prior year comparable period primarily because of the Company continuing support behind the new product launches of Murine™ Earigate™ and Comet® SprayGel Mildew Stain Remover. General and administrative expenses declined in the quarter due to reductions to incentive compensation accruals partly offset by increased legal expenses.

Net income for the third quarter ended December 31, 2007 was $8.4 million or $0.17 per diluted share. This was 6% below the comparable prior period’s adjusted net income of $8.9 million or $0.18 per diluted share, which reflects reported net income of $10.6 million less an adjustment of $1.7 million ($0.03 per diluted share) resulting from a favorable non-cash income tax benefit.

Commenting on the results, Mark Pettie, Chairman and CEO said, “Our third quarter revenue results were mixed in aggregate. We are quite pleased with the solid organic growth we enjoyed across many of our largest OTC and Household brands and the continued strong success of our Murine™ Earigate™ and Comet® SprayGel Mildew Stain Remover new product launches. However, the effect of two well publicized events, namely a weak cough/cold season and the industry-wide voluntary pediatric cough/cold product withdrawal, negated much of the growth.”

Results by Segment

Over-The-Counter Healthcare Products
Revenues for the OTC segment in the third fiscal quarter were $45.1 million, or 1% below the prior year comparable quarter. The slight decline was due to a weak cough/cold season affecting sales of Chloraseptic®, the industry-wide voluntary withdrawal of pediatric cough/cold products affecting two Little Remedies® products, and continuing competitive pressures on The Doctor’s® NightGuard™ dental protector. Partially offsetting the above declines were continuing strong sales of the Murine™ brand, led by new Murine™ Earigate™, and strong sales of Clear Eyes®.

Household Products
Revenues for the household products segment in the third fiscal quarter were $30.1 million, 5% higher than the prior year comparable quarter, primarily due to strong sales of Comet® SprayGel Mildew Stain Remover, this segment’s newest product.

Personal Care Products
The smallest segment of the Company’s business registered revenues of $5.1 million, 13% below last year’s third quarter results.

Free Cash Flow and Debt Repayment
Free cash flow is a “non-GAAP financial measure” as that term is defined by the Securities and Exchange Commission in Regulation G. We view “free cash flow” as an important measure because it is an indicator of cash available for debt repayment and other corporate purposes. We define “free cash flow” as operating cash flow less capital expenditures.

The Company’s free cash flow for the three months ended December 31, 2007 was $13.6 million, composed of operating cash flows of $13.8 million less capital expenditures of $0.2 million. The $13.6 million of free cash flow was an improvement over the $12.4 million of free cash flow, composed of operating cash flows of $12.5 million less capital expenditures of $0.1 million, generated in the prior year’s comparable quarter.

During the third fiscal quarter, the Company used free cash flow to reduce its term loan debt by $10.9 million. Year to date, the Company has reduced its debt by $37.1 million to $426.2 million at December 31, 2007.

Year-To-Date Results

For the nine month period ended December 31, 2007, revenues were $246.2 million, 2% higher than the prior period comparable results of $240.6 million. Operating income of $66.6 million was 8% below the prior year comparable period, largely as a result of increased advertising and promotion expenses and increased general and administrative expenses.  Net income for the nine month period ended December 31, 2007 was $23.6 million, 9% below the comparable period’s adjusted net income of $26.0 million, which reflects an adjustment of $1.7 million ($0.03 per diluted share) resulting from the favorable non-cash income tax benefit mentioned above.

Conference Call

The Company will host a conference call to review its third quarter fiscal 2008 results on Friday, February 8, 2008 at 8:30 am (EST). The toll free dial in number is 866-271-0675. International callers may dial 617-213-8892. The conference password is “prestige”. We will have a live internet webcast of the call, as well as an archived replay, which can be accessed from the Investor Relations page of www.prestigebrandsinc.com. The archived replay will be available for two weeks following completion of the call. The dial in numbers are 888-286-8010 (domestic) and 617-801-6888 (international). The pass code for the replay is 51390487.

About Prestige Brands Holdings, Inc.

Located in Irvington, New York, Prestige Brands Holdings, Inc. is a marketer and distributor of brand name over-the-counter healthcare, personal care and household products sold throughout the U.S, Canada, and certain international markets. Key brands include Compound W® wart remover, Chloraseptic® sore throat treatment, New-Skin® liquid bandage, Clear Eyes® and Murine™ eye care products, Little Remedies® pediatric over-the-counter healthcare products, The Doctor’s® NightGuard™ dental protector, Cutex® nail polish remover, Comet® and Spic and Span® household products, and other well-known brands.

Forward-Looking Statements

Note: This news release contains, and our upcoming conference call may include, "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the outlook for Prestige Brands Holdings' market and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses, and the impact of acquisitions, divestitures, restructurings and other unusual items, including Prestige Brands Holdings' ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic and other reports filed with the Securities and Exchange Commission.

Contact: Dean Siegal
914-524-6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31		Nine Months Ended December 31
(In thousands, except per share data)	2007	2006	2007	2006
Revenues
Net sales	$79,644	$79,564	$244,525	$239,164
Other revenues	578	560	1,645	1,434
Total revenues	80,222	80,124	246,170	240,598

Cost of Sales
Costs of sales	38,783	36,766	118,875	114,350
Gross profit	41,439	43,358	127,295	126,248

Operating Expenses
Advertising and promotion	9,572	8,952	28,375	25,809
General and administrative	6,209	7,068	24,039	20,761
Depreciation	126	177	379	616
Amortization of intangible assets	2,627	2,627	7,881	7,013
Total operating expenses	18,534	18,824	60,674	54,199

Operating income	22,905	24,534	66,621	72,049

Other income (expense)
Interest income	164	199	524	787
Interest expense	(9,490)	(10,355)	(29,132)	(30,478)
Total other income (expense)	(9,326)	(10,156)	(28,608)	(29,691)

Income before provision for income taxes	13,549	14,378	38,013	42,358

Provision for income taxes	5,160	3,735	14,445	14,675
Net income	$8,419	$10,643	$23,568	$27,683

Basic earnings per share	$0.17	$0.21	$0.47	$0.56

Diluted earnings per share	$0.17	$0.21	$0.47	$0.55

Weighted average shares outstanding: Basic	49,799	49,535	49,744	49,425
Diluted	50,035	50,024	50,040	50,016

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands)
Assets	December 31, 2007	March 31, 2007
Current assets
Cash and cash equivalents	$11,554	$13,758
Accounts receivable	38,977	35,167
Inventories	30,659	30,173
Deferred income tax assets	3,094	2,735
Prepaid expenses and other current assets	2,002	1,935
Total current assets	86,286	83,768

Property and equipment	1,437	1,449
Goodwill	308,915	310,947
Intangible assets	649,277	657,157
Other long-term assets	7,528	10,095

Total Assets	$1,053,443	$1,063,416

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$18,703	$19,303
Accrued interest payable	4,574	7,552
Other accrued liabilities	11,711	10,505
Current portion of long-term debt	3,550	3,550
Total current liabilities	38,538	40,910

Long-term debt	422,675	459,800
Other long-term liabilities	2,801	2,801
Deferred income tax liabilities	120,066	114,571

Total Liabilities	584,080	618,082

Stockholders’ Equity
Preferred stock - $0.01 par value
Authorized – 5,000 shares
Issued and outstanding – None	--	--
Common stock - $0.01 par value
Authorized – 250,000 shares
Issued – 50,060 shares	501	501
Additional paid-in capital	379,983	379,225
Treasury stock, at cost – 57 shares at December 31, 2007 and 55 shares at March 31, 2007	(45)	(40)
Accumulated other comprehensive income	21	313
Retained earnings	88,903	65,335
Total stockholders’ equity	469,363	445,334

Total Liabilities and Stockholders’ Equity	$1,053,443	$1,063,416

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended December 31
(In thousands)	2007	2006
Operating Activities
Net income	$23,568	$27,683
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,260	7,629
Deferred income taxes	7,366	7,686
Amortization of deferred financing costs	2,283	2,422
Stock-based compensation	758	439
Changes in operating assets and liabilities
Accounts receivable	(3,810)	4,812
Inventories	(486)	2,707
Prepaid expenses and other current assets	(66)	(765)
Accounts payable	(795)	1,366
Income taxes payable	--	(1,584)
Accrued liabilities	(1,772)	2,894
Net cash provided by operating activities	35,306	55,289

Investing Activities
Purchases of equipment	(364)	(429)
Change in other assets due to purchase price adjustments	(16)	386
Purchase of business	--	(31,242)
Net cash used for investing activities	(380)	(31,285)

Financing Activities
Repayment of long-term debt	(37,125)	(27,392)
Purchase of common stock for treasury	(5)	(10)
Net cash used for financing activities	(37,130)	(27,402)

Decrease in cash	(2,204)	(3,398)
Cash - beginning of period	13,758	8,200

Cash - end of period	$11,554	$4,802

Supplemental Cash Flow Information
Fair value of assets acquired	$--	$35,096
Fair value of liabilities assumed	--	(3,854)
Cash paid to purchase business	$--	$31,242

Interest paid	$29,828	$30,749
Income taxes paid	$6,911	$8,790

Prestige Brands Holdings, Inc.
Segment Results of Operations

	Three Months Ended December 31, 2007
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$45,015	$29,568	$5,061	$79,644
Other revenues	51	527	--	578

Total revenues	45,066	30,095	5,061	80,222
Cost of sales	16,994	18,332	3,457	38,783

Gross profit	28,072	11,763	1,604	41,439
Advertising and promotion	7,045	2,271	256	9,572

Contribution margin	$21,027	$9,492	$1,348	31,867
Other operating expenses				8,962

Operating income				22,905
Other (income) expense				9,326
Provision for income taxes				5,160

Net income				$8,419

	Nine Months Ended December 31, 2007
	Over-the-Counter	Household	Personal
	Healthcare	Cleaning	Care	Consolidated

Net sales	$137,444	$89,838	$17,243	$244,525
Other revenues	51	1,566	28	1,645

Total revenues	137,495	91,404	17,271	246,170
Cost of sales	52,068	56,312	10,495	118,875

Gross profit	85,427	35,092	6,776	127,295
Advertising and promotion	21,080	6,474	821	28,375

Contribution margin	$64,347	$28,618	$5,955	98,920
Other operating expenses				32,299

Operating income				66,621
Other (income) expense				28,608
Provision for income taxes				14,445

Net income				$23,568

Prestige Brands Holdings, Inc.
Segment Results of Operations

	Three Months Ended December 31, 2006
	Over-the-Counter Healthcare	Household Cleaning	Personal Care	Consolidated

Net sales	$45,574	$28,155	$5,835	$79,564
Other revenues	--	560	--	560

Total revenues	45,574	28,715	5,835	80,124
Cost of sales	15,800	17,787	3,179	36,766

Gross profit	29,774	10,928	2,656	43,358
Advertising and promotion	7,089	1,595	268	8,952

Contribution margin	$22,685	$9,333	$2,388	34,406
Other operating expenses				9,872

Operating income				24,534
Other (income) expense				10,156
Provision for income taxes				3,735

Net income				$10,643

	Nine Months Ended December 31, 2006
	Over-the-Counter Healthcare	Household Cleaning	Personal Care	Consolidated

Net sales	$131,427	$88,625	$19,112	$239,164
Other revenues	--	1,434	--	1,434

Total revenues	131,427	90,059	19,112	240,598
Cost of sales	48,198	54,882	11,270	114,350

Gross profit	83,229	35,177	7,842	126,248
Advertising and promotion	19,573	5,304	932	25,809

Contribution margin	$63,656	$29,873	$6,910	100,439
Other operating expenses				28,390

Operating income				72,049
Other (income) expense				29,691
Provision for income taxes				14,675

Net income				$27,683